UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
August 10, 2001

OM GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-22572 (Commission File Number)	52-1736882 (I.R.S. Employer Identification No.)

50 Public Square, Suite 3500, Cleveland, Ohio 44113-2204
(Address of principal executive offices)
(zip code)

(216) 781-0083
Registrant's telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Item 2.	Acquisition or Disposition of Assets

On August 10, 2001, OM Group, Inc. (the Company) completed the acquisition of all the businesses of dmc[2] Degussa Metals Catalysts Cerdec AG (dmc2), a subsidiary of Degussa AG, for a cash purchase price of approximately 1.2 billion euros. The Company acquired the businesses of dmc[2] by purchasing (i) all of dmc[2]'s capital interests in a German limited partnership to which dmc[2]'s German businesses were transferred and (ii) all of dmc[2]'s capital interests and shares in companies organized outside of Germany. Funds for the purchase price were obtained by the Company through borrowings from various lending institutions that were lead arranged by Credit Suisse First Boston.

dmc[2] is a worldwide provider of metals-based functional materials for a wide variety of end markets and had fiscal 2000 sales of approximately 5.8 billion euros. The Company has an agreement in principle with the Ferro Corporation to divest the electronic materials, performance pigments, glass systems and Cerdec ceramics divisions of dmc[2] as soon as practicable after the closing date. Following these divestitures, the Company expects to own the metals management, automotive catalysts, fuel cells, precious metals chemistry, technical materials and jewelry and electroplating businesses of dmc[2].

Item 7.	Financial Statements and Exhibits

	(a)	Financial Statements of Business Acquired

It is impracticable for the Company to provide the financial statements for dmc[2] required under Item 7 of Form 8-K at the time this Form 8-K is being filed. The Company expects that the required financial statements will be filed on or before October 26, 2001.

	(b)	Pro Forma Financial Information

It is impracticable for the Company to provide the pro forma financial information required under Item 7 of Form 8-K at the time this Form 8-K is being filed. The Company expects that the required pro forma financial information will be filed on or before October 26, 2001.

	(c)	Exhibits

2.1

Purchase Agreement (as amended and restated) as of August 10, 2001 by and between dmc[2] Degussa Metals Catalysts Cerdec AG, Degussa AG and OM Group, Inc. (The Company agrees, upon request, to furnish supplementally a copy of any omitted schedule to the Commission).

		2.2	Heads of Agreement as of April 23, 2001 between Ferro Corporation and OM Group, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

August 24, 2001	OM GROUP, INC.

/s/ James M. Materna
James M. Materna Chief Financial Officer (Duly authorized signatory of OM Group, Inc.)